Exhibit 10.11c

GUARANTY

DATED as of December 27, 2002

by

PRIMAL SOLUTIONS, INC.

in favor of

LIGHTBRIDGE, INC.

TABLE OF CONTENTS

1. Definitions.
2. Guaranty of Payment and Performance.
3. Guarantor’s Agreement to Pay Enforcement Costs, etc.
4. Full Recourse Liability of Guarantor
5. Waivers by Guarantor; Lightbridge’s Freedom to Act.
6. Unenforceability of Obligations Against Wireless.
7. Subrogation; Subordination.
7.1. Waiver of Rights Against Wireless.
7.2. Subordination.
7.3. Provisions Supplemental.
8. Further Assurances.
9. Termination; Reinstatement.
10. Successors and Assigns.
11. Amendments and Waivers.
12. Notices.
13. Governing Law.
14. Waiver of Jury Trial.
15. Miscellaneous.

GUARANTY

GUARANTY, dated as of December 27, 2002, by Primal Solutions, Inc. (the “Guarantor”) in favor of Lightbridge, Inc., a Massachusetts corporation (“Lightbridge”) with a principal address at 67 South Bedford Street, Burlington, MA  01803.

WHEREAS, Wireless Billing Systems, a California corporation and a wholly owned subsidiary of Guarantor (“Wireless”), is the maker of that certain Amended and Restated Secured Promissory Note, dated as of January 1, 2001, and as subsequently amended by that certain letter agreement dated December 20, 2001 (collectively, referred to herein as the “2001 Amended Note”) in favor of Lightbridge;

WHEREAS, Wireless and Lightbridge desire to amend the terms of the 2001 Amended Note pursuant to that certain 2002 Amended and Restated Secured Promissory Note of even date herewith (the “2002 Amended Note”);

WHEREAS, it is a condition precedent to Lightbridge’s acceptance of that certain 2002 Amended Note that the Guarantor execute and deliver to Lightbridge a guaranty substantially in the form hereof; and

WHEREAS, Lightbridge has requested, and the Guarantor has agreed, that Guarantor guaranty the obligations of Wireless to Lightbridge under or in respect of the 2002 Amended Note as provided herein;

NOW, THEREFORE, the Guarantor hereby agrees with Lightbridge as follows:

1.  Definitions.  The term “Obligations” means the principal amount of, all accured interest on, and all other amounts due under, the 2002 Amended Note.  All other capitalized terms used herein without definition shall have the respective meanings provided therefor in the 2002 Amended Note.

2.  Guaranty of Payment and Performance.  The Guarantor hereby guarantees to Lightbridge the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise) after giving effect to any required notice or grace periods, as well as the performance, of the Obligations, including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code.  This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that Lightbridge first attempt to collect any of the Obligations from Wireless or resort to any collateral security or other means of obtaining payment.  Should Wireless default, after giving effect to any required notice or grace period, in the payment or performance of any of the Obligations, the obligations of the Guarantor hereunder with respect to such Obligations in default shall become immediately due and payable to Lightbridge, without demand or notice of any nature, all of which are expressly waived by the Guarantor.  Payments by the Guarantor hereunder may be required by Lightbridge on any number of occasions.

3.  Guarantor’s Agreement to Pay Enforcement Costs, etc.  The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to Lightbridge, on demand, all reasonable costs and expenses (including court costs and reasonable legal expenses) incurred or expended by Lightbridge in connection with the enforcement of the Obligations or any of the terms of the Guaranty.  The Guarantor shall also pay interest on amounts recoverable under this Section 3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the 2002 Amended Note, provided that if at any time any applicable usury law would ever render usurious any amounts called for under the 2002 Amended Note, then the Guarantor shall not be required to pay interest on the 2002 Amended Note at a rate in excess of the maximum lawful rate.

4.  Full Recourse Liability of Guarantor.  This Guaranty shall be a full recourse obligation of the Guarantor which shall give rise to a general obligation of the Guarantor.  Lightbridge’s remedies hereunder shall not be limited to recourse only to any pledged interests under the 2002 Amended Note.

5.  Waivers by Guarantor; Lightbridge’s Freedom to Act.  The Guarantor waives, to the extent permitted by law, promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind (except for notices expressly provided for herein), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Wireless or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally.  Without limiting the generality of the foregoing, the Guarantor agrees to the extent permitted by law, that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of Lightbridge to assert any claim or demand or to enforce any right or remedy against Wireless or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment or performance of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation, amendments or modifications of any of the terms or provisions of the 2002 Amended Note, or any other guaranty; (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation, (v) the adequacy of any rights which Lightbridge may have against any collateral security or other means of obtaining repayment of any of the Obligations; (vi) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which Lightbridge might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor.  To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” law which would otherwise prevent Lightbridge from bringing any action or exercising any other right or remedy (including any right of set-off), against the Guarantor before or after Lightbridge’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by Lightbridge.  Without limiting the generality of any other waiver or agreement set forth in this Guaranty, Guarantor hereby waives any and all rights or defenses arising directly or indirectly under any one or more of California Civil Code Sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2847, 2848, 2849 and 2850, and California Code of Civil Procedure Sections 580a, 580b, 580c, 580d and 726.

6.  Unenforceability of Obligations Against Wireless.  If for any reason Wireless has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from Wireless by reason of Wireless’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Obligations.  In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of Wireless, or for any other reason, the Obligations with regard to all such amounts otherwise subject to acceleration under the terms of the 2002 Amended Note or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantor.

7.  Subrogation; Subordination.

7.1  Waiver of Rights Against Wireless.  Until the final payment and performance in full of all of the Obligations, the Guarantor shall not exercise any rights against Wireless arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with Lightbridge in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature (provided nothing herein shall prevent the Guarantor from filing any claims or taking any similar action to preserve such claims in any such case or proceeding, provided such filing or action does not materially interfere with the exercise of the rights and remedies of Lightbridge hereunder); and the Guarantor will not claim any setoff, recoupment or counterclaim against Wireless in respect of any liability of the Guarantor to Wireless.

7.2  Subordination.  The payment of any amounts due with respect to any indebtedness of Wireless now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Obligations.  The Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Obligations (after giving effect to any applicable grace period), the

Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of Wireless to the Guarantor until all of the Obligations shall have been paid in full.  If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by the Guarantor in trust for Lightbridge and be paid over to Lightbridge on account of the Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

7.3  Provisions Supplemental.  The provisions of this Section 7 shall be supplemental to and not in derogation of any rights and remedies of Lightbridge under any separate subordination agreement which Lightbridge may at any time and from time to time enter into with the Guarantor.

8.  Further Assurances.  The Guarantor agrees to do all such things and execute all such documents as Lightbridge may consider reasonably necessary to give full effect to this Guaranty and to preserve the rights and powers of Lightbridge hereunder.  The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from Wireless on a continuing basis all information desired by the Guarantor concerning the financial condition of Wireless and that the Guarantor will look to Wireless and not to Lightbridge in order for the Guarantor to keep adequately informed of changes in Wireless’s financial condition.

9.  Termination; Reinstatement.  This Guaranty shall remain in full force and effect until payment in full of the Obligations, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations.

10.  Successors and Assigns.  This Guaranty shall be assignable under the same terms as set forth in the 2002 Amended Note.  This Guaranty shall be binding upon the Guarantor and its successors, and shall inure to the benefit of and be enforceable by Lightbridge and its successors and permitted transferees and assigns of the 2002 Amended Note.

11.  Amendments and Waivers.  No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by Lightbridge. No failure on the part of Lightbridge to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

12.  Notices.  All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or five (5) days after being mailed first class, postage prepaid, or, in the case of telegraphic or facsimile notice, when transmitted, answer back received, addressed as follows:  if to the Guarantor, at the address set forth beneath its signature hereto, and if to Lightbridge, at the address for

Lightbridge set forth in the introductory paragraph of this Guaranty, or at such address as either party may designate in writing to the other.

13.  Governing Law.  THIS GUARANTY IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

14.  Waiver of Jury Trial.  EACH OF THE GUARANTOR AND, BY ITS ACCEPTANCE HEREOF, LIGHTBRIDGE, HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS.

15.  Miscellaneous.  This Guaranty constitutes the entire agreement of the Guarantor and Lightbridge with respect to the matters set forth herein.  The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations.  The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions.  Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions.  The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

PRIMAL SOLUTIONS, INC.

/s/ Joseph R. Simrell
Joseph R. Simrell, President

Address:	18881 Von Karman Avenue
Suite 500
Irvine, California 92612

Facsimile: (949) 260-1515